Exhibit 4.1

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of November 19, 2008, between Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of April 24, 2006 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, except as provided in the penultimate sentence of Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.          Amendments to Section 1

             1.1.     The definition of “Acquiring Person” in paragraph (a) of Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

           “(a) ‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares of Common Stock so held. Notwithstanding anything in this definition of ‘Acquiring Person’ to the contrary:

           (i) no Person (including any Grandfathered Person) shall become an ‘Acquiring Person’ as the result of (A) the issuance to such Person or its

Affiliates or Associates of shares of Common Stock or equity securities convertible into shares of Common Stock pursuant to employee stock option plans and similar compensation instruments of the Company or its subsidiaries, (B) an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person or (C) an acquisition of Beneficial Ownership of shares of Common Stock pursuant to transactions effected by such Person or its Affiliates or Associates prior to 8 a.m., New York City time, on November 19, 2008 but which acquisitions were not settled prior to 8 a.m., New York City time, on November 19, 2008; provided, however, that the exception in this clause (C) shall apply only if such acquisition, if settled, would not have caused such Person to become an Acquiring Person under the Rights Agreement before the adoption of this Amendment; provided, further, however, that, in each of cases (A), (B) and (C), if such Person acquires Beneficial Ownership of any additional shares of Common Stock of the Company and, after such acquisition, such Person would be an ‘Acquiring Person’ pursuant to the other provisions of this paragraph (a), then such Person shall be deemed to be an ‘Acquiring Person’;

           (ii) if the Board determines in good faith that a Person who would otherwise be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an ‘Acquiring Person’), and such Person divests as promptly as practicable (as determined in good faith by the Board) a sufficient number of shares of Common Stock so that such Person would no longer be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an ‘Acquiring Person’ for any purposes of this Agreement unless and until such Person shall again become an ‘Acquiring Person’;

           (iii) if a bona fide swaps dealer who would otherwise be an ‘Acquiring Person’ has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then such Person shall not be deemed to be an ‘Acquiring Person’ for any purposes of this Agreement; and

           (iv) a Grandfathered Person shall not be deemed to be an ‘Acquiring Person’ for any purposes of this Agreement; provided, however, that if such Grandfathered Person acquires (as a result of actions taken by such Grandfathered Person or its Affiliates or Associates, including becoming a member of a Group, or, if such Person is already a member of a Group, as a result of actions taken by any other member of such Group) Beneficial Ownership of any additional share of Common Stock after the effective time of this Amendment and, after such acquisition, such Grandfathered Person would be an ‘Acquiring Person’ pursuant to the other provisions of this paragraph (a) (had such Grandfathered Person not been a Grandfathered Person pursuant to this Rights Agreement), then such Person shall be deemed to be an ‘Acquiring Person’.”

           1.2.          Paragraph (c) of Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         “(c) A Person shall be deemed the ‘Beneficial Owner’ of, and shall be deemed to ‘beneficially own’ or have ‘beneficially owned,’ any securities:

          (i) which such Person or any of such Person’s Affiliates or Associates beneficially owns (pursuant to clauses (ii), (iii) or (iv) of this paragraph (c)), directly or indirectly;

         (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire or the obligation (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

       (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company; or

       (iv) which are beneficially owned, directly or indirectly, by a Counterparty under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided, however, that the number of shares of Common Stock that a Person is deemed to beneficially own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Shares of Common Stock with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty under any Derivatives Contract to which such first Counterparty is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

       A ‘Derivatives Contract’ is a contract between two parties (the ‘Receiving Party’ and the ‘Counterparty’) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock (the number corresponding to such economic benefits and risks, the ‘Notional Shares of Common Stock’), regardless of whether obligations under such contract are settled through the delivery of cash, shares of Common Stock or other property, without regard to any short position under the same or any other Derivative Contract.

       Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase ‘then outstanding,’ when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to own beneficially hereunder.”

         1.3.     The definition of “Distribution Date” in paragraph (i) of Section 1 of the Rights Agreement is hereby amended to delete the term “20%” and replace it with “10%.”

         1.4.     The following definition of the term “Grandfather Person” is hereby inserted as new paragraph (m) of Section 1 to the Rights Agreement and the existing paragraphs (m) through (cc) are hereby re-lettered paragraphs (n) through (dd). The definition shall read in their entirety as follows:

       “(m) ‘Grandfathered Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, would not have been deemed an Acquiring Person under the Rights Agreement as of the effective time of this Amendment, but for the adoption of this Amendment.”

         1.5.     Exhibit B to the Rights Agreement is hereby amended to delete every occurrence of the term “20%” and replace it with “10%.”

2.      Effective Time of this Amendment

                            This Amendment shall become effective as of 8 a.m., New York City time, on November 19, 2008.

3.      Direction to the Rights Agent

                            Pursuant to Section 27 of the Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

4.      Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.     Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. The rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws in effect in the State of Delaware.

6.     Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                                                                                  SUNRISE SENIOR LIVING, INC.

                                                                                  By:     /s/ Mark S. Ordan
                                                                                            Name:  Mark S. Ordan
                                                                                            Title:  Chief Executive Officer

                                                                                  AMERICAN STOCK TRANSFER & TRUST
                                                                                  COMPANY
                                                                                  as Rights Agent

                                                                                  By:     /s/ Yehuda L. Neuberger
                                                                                            Name:  Yehuda L. Neuberger
                                                                                            Title:  Senior Vice President